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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 21, 1999

                             THE HOLMES GROUP, INC.

               (Exact Name of Registrant as Specified in Charter)

Massachusetts                         333-44473              04-2768914
                                      333-77905

(State of Other Jurisdiction          (Commission File       (IRS Employer
Incorporation)                        Numbers)               Identification No.)

                     233 Fortune Boulevard, Milford MA 01757
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (508) 634-8050

                                 Not applicable

          (Former Name or Former Address, if changed since Last Report)


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Item 5.   Other Events.

          On December 21, 1999, pursuant to the Agreement of Purchase and Sale of Assets (the "Agreement") by and among The Holmes Group, Inc. ("Holmes"), its wholly owned subsidiary, The Rival Company ("Rival"), Rival's wholly owned subsidiaries, Patton Building Products, Inc. and Patton Electric Company, Inc., and The Marley Company ("Marley"), as buyer, Holmes consummated the sale of substantially all of the assets of Rival's industrial and building supply products businesses to Marley Electric Heating, a division of United Dominion Industries. The businesses disposed of accounted for net sales of approximately $25.0 million during the twelve months ended October 31, 1999. The purchase price was the result of arm's length negotiations among the parties.

          The Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The press release issued by Holmes in connection with the consummation of the transaction is filed herewith as Exhibit
          99.1 and is incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements of Businesses Acquired.

               Not applicable.

          (b)  Pro Forma Financial Information.

               Not applicable.

          (c)  Exhibits.

               10.1 Agreement of Purchase and Sale of Assets dated December 21,
                    1999 by and among Marley, Holmes, Rival and certain subsidiaries of Rival.

               99.1 Text of Holmes' Press Release dated December 21, 1999.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THE HOLMES GROUP, INC.
                                       (Registrant)


Date: January 13, 2000                 By: /s/ Ira B. Morgenstern
      ----------------                    --------------------------------
                                          Name:  Ira B. Morgenstern
                                          Title: Senior Vice President - Finance